SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported): July 26, 2001

                                    IPI, Inc.
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             (Exact name of Registrant as specified in its charter)


          Minnesota                     001-15563                41-1449312
          ---------                     ---------                ----------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)



8091 Wallace Road
Eden Prairie, Minnesota                                             55344
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(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code: (952) 975-6200

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Item 2.  Acquisition or Disposition of Assets


         As reported in previous filings in the year 2001, IPI, Inc. had acquired 1,923,000 shares of common stock of Conseco, Inc. (NYSE: CNC), an Indiana based insurance and financial services company. In a series of transactions from July 26, 2001 through August 3, 2001 the Company sold all of its holdings in Conseco, or 1,923,000 shares of common stock of Conseco.

Proceeds from the sale of Conseco stock totaled approximately $27,957,000 (an average price of $14.54 per Conseco Share), which resulted in a pre-tax gain of approximately $9,560,000 and an after-tax gain of approximately $5,735,000 or $1.18 per share of IPI stock currently outstanding. After the payment of all margin debt of $3,350,000 incurred in purchasing shares of Conseco stock, and all related income taxes the Company has net proceeds for potential distribution of approximately $20,700,000 or $4.26 per share of IPI stock currently outstanding. The Company is looking into its available options to distribute these Conseco net proceeds to its shareholders as a capital transaction.

The shares were purchased for investment purposes only and the Company has no relationship to Conseco, Inc. other than that of shareholder. All shares were purchased and sold in open market transactions. From time to time, the Company has invested and may invest in other businesses or companies other than its core businesses of franchising and operating fast turnaround business printing operations and franchising learning centers. Although the Company has invested in other businesses or companies, the Company does not intend to become an investment company.


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


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                        IPI, INC.



                        By /S/ David M. Engel
                           -----------------------------------------------------
                           David M. Engel
                           Vice President of Finance and Chief Financial Officer


Dated: August 15, 2001


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